Loeb&Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

October 1, 2019

BioVie Inc. 2120 Colorado Ave., #230 Santa Monica, CA 90404

Ladies and Gentlemen:

We have acted as special counsel to BioVie Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-231136) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale by the Company of units (the “Units”), with each Unit consisting of one share (collectively, the “Shares”) of Class A common stock, par value $0.0001 per share (the “Common Stock”), and one-half (1/2) of one warrant to purchase one share of Common Stock (collectively, the “Warrants” and the shares of Common Stock issuable upon the exercise thereof, the “Warrant Shares”) at an aggregate initial offering price of up to $17,250,000.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we advise you that, in our opinion, when the Pricing Committee of the Board of Directors of the Company (the “Pricing Committee”) has taken all necessary corporate action to authorize and approve the issuance of the Shares, the Warrants and the Warrant Shares, and when the Units have been issued and delivered against payment therefor in accordance with the terms of the applicable definitive underwriting agreement approved by the Board of Directors of the Company or the Pricing Committee and, in the case of the Warrant Shares, upon the exercise of the Warrants and payment of the applicable exercise price pursuant to the terms thereof, (a) the Shares and the Warrant Shares will be validly issued, fully paid and non-assessable and (b) the Warrants will be validly issued and legally binding obligations of the Company, enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally (including, without limitation, any law pertaining to preferences and fraudulent transfers) and to the extent that the enforceability thereof may be limited by (i) certain equitable, legal or statutory principles affecting the enforcement of contractual rights generally, regardless of whether such enforcement is considered in a proceeding in equity or at law, including without limitation, concepts of notice, materiality, impairment of security, reasonableness, good faith and fair dealing, jurisdiction, service of process and applicable statutes of limitation, and (ii) judicial discretion or statutory limitations with respect to the availability of equitable remedies or defenses, the calculation of damages and the entitlement to attorneys’ fees and other costs.

Our opinion is limited to the laws of the State of New York and applicable statutory provisions of the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts, and applicable provisions of the Nevada Constitution. We express no opinion with respect to any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP